Exhibit 10.15

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 19th day of April, 2010  by and between. AMERICOLD LOGISTICS, LLC (hereinafter referred to as the “Employer”) and Timothy Lynn Oglesby (hereinafter referred to as the “Employee”).

WHEREAS, the Employee is currently employed by the Employer as Chief Information Officer and Executive Vice-President Process & Technology of the Employer pursuant to an Employment Agreement entered into as of September 20, 2008 by the Employer and the Employee (the “Prior Agreement”);

WHEREAS, the Employer wishes to continue to retain the services of the Employee as Chief Information Officer and Executive Vice-President Process & Technology of the Employer, and the Employee is willing to make his services available to the Employer, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Employer and the Employee desire to amend and restate the Prior Agreement as of the date hereof;

NOW, THEREFORE, in consideration of the terms, conditions, covenants and obligations herein contained (the adequacy of which is hereby acknowledged by each of the parties), the parties do hereby agree as follows:

ARTICLE 1 — SCOPE OF EMPLOYMENT

1.01                                                                           Employment.  The Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, in the position of Chief Information Officer and Executive Vice-President Process & Technology of the Employer, to perform the services described herein for Employer and its parent, subsidiaries and affiliates upon the terms and conditions set forth in this Agreement.

1.02                                                                           Duties and Responsibilities.  As Chief Information Officer and Executive Vice-President Process & Technology, the Employee will report to the Employer’s Executive Chairman.  The duties and responsibilities of the Employee shall consist of those deemed by the Employer to be necessary or incidental to perform the functions of such aforesaid position.  The Employee shall perform such duties and exercise such powers, in each case, from such locations where the Employer and its affiliates carry on business or have offices.  The Employee’s duties and powers may from time to time be changed by the Employer or the Board of Trustees of Americold Realty Trust (the “Board”).

1.03                                                                           Full and Faithful Service.  The Employee will devote to the business and affairs of the Employer all of his working time, attention and ability to carry out the duties of his position, to the exclusion of any other employment or gainful occupation, and will ensure that he is not at any time engaged in conduct which would constitute an actual or potential conflict with the interests of the Employer.  The Employee agrees that he will, in the performance of his duties, promote the interests, business and reputation of the Employer and shall perform all such duties as are essential or conducive to the efficient management thereof in accordance with the rules and policies of the Employer.  The Employer agrees that the Employee will be free to hold equity interests in businesses which do not compete with the business of the Employer.

1.04                                                                           Acknowledgement.  The Employee acknowledges that the effective performance of his duties requires the highest level of integrity and the Employer’s complete confidence in the Employee’s relationship with other employees of the Employer and with all persons dealt with in the course of his employment.  The Employee shall diligently, faithfully and honestly serve the Employer during the term of his employment hereunder and shall use his best efforts to promote the interests of the Employer.  The Employee will not engage in any conduct which is inconsistent with the letter and spirit of this Article 1.04.

ARTICLE 2 — TERM OF EMPLOYMENT

2.01                                                                           Term.  The term of employment pursuant to this Agreement shall be for an indefinite period commencing on the execution of this Agreement, unless this Agreement is terminated earlier by either of the parties in accordance with the provisions set out herein.

ARTICLE 3 — REMUNERATION

3.01                                                                           Base Salary.  As remuneration for his services hereunder, the Employee shall be paid a base salary at the rate of THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS (USD $325,000) per annum (the “Base Salary”) which shall be paid in arrears and in equal bi-weekly installments.  The Employee’s Base Salary will be reviewed and may be increased by the Employer from time to time at the discretion of the Board, but in any event will be reviewed not later than January, 2011, and annually thereafter, but with no obligation on the part of the Employer to adjust it but said Base Salary will not be reduced.

3.02                                                                           Vacation Pay.  During the term of employment, the Employee will be entitled to 5 weeks vacation per annum.  Such vacation may be taken at such time or times as the Employee may determine, having regard to the Employer’s business and affairs, and provided such time, in the opinion of Employee, acting reasonably, does not materially interfere with the Employee’s duties hereunder.  The Employee will be permitted to carry forward any unused vacation (up to a maximum of 5 weeks, so that no more than a maximum of 10 weeks of vacation in the aggregate may be taken in any one calendar year) into the next calendar year.  In the event that the Employee’s employment is terminated, the Employee shall be entitled to a pro-rated vacation leave with pay for the portion of the calendar year that he was actively employed.  Except as otherwise provided in this Article 3.02, Employee’s vacation benefits will be governed by the Employer’s vacation policy as then in effect.

3.03                                                                           Benefits.  The Employee will be entitled to participate in all insurance and other benefit plans which the Employer offers to its U.S. employees at a level commensurate with that of similarly situated U.S. employees.  These benefits will be governed by and provided in accordance with the applicable plan documents, insurance policies or Employer policies then in effect.  The Employee and his family, including any domestic partner, spouse, or children, will be provided full health coverage, including all expenses associated with medical, dental, and vision treatment and preventative care.  This full reimbursement coverage includes all costs for prescriptions and over the counter medications.  In the event that any Employee contributions, deductibles, co-pays, or other upfront out-of-pocket Employee payments are required under these benefit plans, the Employer will promptly and fully reimburse the Employee for any and all such expenses.  Such reimbursement will be calculated on a fully grossed-up basis thereby neutralizing any applicable state or federal taxes with the result that there are no net costs to the Employee for these benefits.  Non-health related medical care (such as cosmetic procedures) is excluded.

3.04                                                                           Automobile.  The Employer will provide the Employee a car allowance of $1,200 USD per month, subject to increase from time to time as published in company policy.  In addition, the Employer will pay for all gas, oil, insurance, maintenance, repairs, and other expenses reasonably incurred by the Employee in the operation and maintenance of the automobile, in accordance with the Employer’s reimbursement policy as then in effect.

3.05                                                                           Incentive Compensation.  The Employee will be entitled to participate in the Employer’s short term management incentive plan.  The incentive payable under the short term management incentive plan (hereinafter referred to as the “Entitlement”) shall be determined on the basis of achievement of target EBITDA (after corporate expenses) for the applicable fiscal year, or such other performance measure as the Board or the Compensation Committee of the Board shall establish in its discretion (the “Target”). Such Target shall be set annually by the Board or the Compensation Committee of the Board.  The Entitlement for each fiscal year will be determined as described in the Employer’s short term management incentive plan as in effect from time to time.  The Entitlement will have a target amount of sixty percent (60%) of the Employee’s annual Base Salary, and a maximum amount of ninety percent (90%) of the Employee’s annual Base Salary.  The Entitlement shall be paid at the same time as short term management incentives are payable to other similarly situated employees of the Employer, but (for each fiscal year beginning with the 2010 fiscal year) in any event no later than March 15 following the end of the fiscal year to which the Entitlement relates.  Any unpaid Entitlement is deemed to be earned (and, except as otherwise provided in Article 4.02(b), the Employee shall be entitled to receive such amount) if and only if the Employee has been continuously employed through the last day of the fiscal year for which the Entitlement is being determined.  Except as otherwise set forth in this Article 3.05, the Entitlement is subject to and governed by the terms of the short term management incentive plan documents as in effect from time to time and may be modified or terminated in accordance with the terms of the plan.

3.06                                                                           Expenses.  The Employee shall be reimbursed for all reasonable and direct out-of-pocket expenses incurred in connection with the performance of his duties hereunder subject to and consistent with applicable policies of the Employer.  Without limiting the foregoing, as a condition to the reimbursement of such expenses, the Employee shall furnish to the Employer receipts for expenses incurred.

3.07                                                                           Participation in Long Term Incentive Plan.  The Employee shall be eligible to participate in any long term incentive plan established by the Board, in such amounts and at such times as the Board or the Compensation Committee of the Board shall determine in its discretion.  This benefit is subject to and governed by the terms of the long term incentive plan documents and may be modified or terminated in accordance with the terms of the plan.

3.08                                                                           Tax Consultation.  The Employee will be reimbursed for up to $3,000 USD annually for expenses associated with a professional tax consultant for the purposes of long term financial planning, in accordance with Employer’s written reimbursement policy as then in effect.

3.09                                                                           Relocation; Business Travel.  The Employee is not required to relocate to the Employer’s headquarters or any other specific location.  The Employee’s office location will be considered to be at the Employee’s residential office or other location of his choosing within the U.S.  Any time the Employee is away from such office location on company business, this is business travel and thus reimbursed by the Employer as a business expense in accordance with Company’s written reimbursement policy then in effect.  This includes, but is not limited to, all reasonable expenses for airfare, rental cars, other transportation, food, and other miscellaneous travel expenses.

In the event the Employer and Employee determine that relocation is required to an office of the Employer in order for Employee to best perform his job duties, the Employer will provide relocation assistance to the Employee that will cover all reasonable expenses associated with such relocation.  Employer shall pay to Employee, on a pretax basis (so there is no net tax cost to Employee), in advance where possible (and otherwise via prompt reimbursement), the sum of the following amounts: temporary employee living expenses, including apartment and/or other comparable costs prior to the Employee obtaining a new residence; closing costs on any new home Employee purchases in the area to which the Employee is relocating as a personal residence for himself; and costs of packing, shipping, insuring, delivering, and unpacking Employee’s household goods as well as storage costs for household goods until a residence is obtained.  In addition, if Employee has not sold his residence within 6 months after the Employee’s decision to relocate, Employer shall purchase such residence for cash upon Employee’s written election given to Employer no later than 30 days following the lapse of such 6 month period.  The purchase price shall be equal to the average of two independent appraisals (with one appraiser selected by each party) of the Employee’s residence.  All costs associated with the selling of the Employee’s residence (including both appraisals, if necessary) shall be borne by Employer.  Employer shall arrange for the appraisals to be completed within 30 days after receipt of the Employee’s written election for the purchase of the Employee’s residence pursuant to this Article 3.09.  Closing shall occur within 30 days after such appraisals have been received.

3.10                                                                           Tax Equalization.  In the event the Employee is required to reside for an extended period of time outside of the United States, the parties intend that Employee’s net income tax liability with respect to compensation and benefits payable hereunder shall be no greater than the net income tax liability he would incur if Employee resided in and performed all services hereunder in the United States at his last address before any assignment to a locale outside the United States (the “Targeted Tax Effects”).  If for any taxable year Employee believes that services required hereunder have caused or will cause his actual aggregate net income tax liability (“Actual Tax Effects”) to exceed the Targeted Tax Effects, then Employee shall notify Employer as to why he so believes this and his computations of the differences, and Employer shall then promptly pay to Employee (on a pre-tax basis as needed to ensure that the Actual Tax Effects taking into account such payment will be no greater than the Targeted Tax Effects) the amount(s) so requested no later than the date such taxes are due or are scheduled to be due (or reimburse Employee for such amount(s), together with interest at the prime rate of interest as published by the Wall Street Journal, as to any amounts Employee has already paid), provided, however, that if Employer disagrees with the reasoning or computations submitted by Employee, then Employer and Employee shall mutually select an accounting firm having over 50 professional CPAs (the “Designated Firm”) to make a determination on the issue, and the determination of the Designated Firm shall be final and binding on all matters addressed in the notice.  It is acknowledged and understood that as circumstances and legislation may change over time, Employee may give notices as he reasonably deems necessary to address changing issues.  It is also acknowledged and understood that the determination of the Designated Firm may include an instruction for Employer to continue making such payments periodically as to any items raised that are likely to involve repetitive payments hereunder as such Designated Firm may determine necessary to achieve the intent of this provision that the Actual Tax Effects not exceed the Targeted Tax Effects.  Any tax equalization payment pursuant to this Article 3.10 shall in any event be paid by the latest of (a) the end of the second calendar year beginning after the calendar year in which Employee’s U.S. federal income tax return is required to be filed (including any extensions) for the year to which such tax equalization payment relates; (b) the end of the second calendar year beginning after the latest calendar year in which Employee’s foreign tax return or payment is required to be made or filed for the year to which such tax equalization payment relates; or (c) in the case of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such later date as permitted under Treasury Regulations Section 1.409A-1(b)(8)(iii).

ARTICLE 4 — TERMINATION

4.01                                                                           Termination. This Agreement and the employment contemplated hereunder are terminable at will by either the Employee or the Employer at any time, with or without cause.  Specifically employment may be terminated in the following manner and in the following circumstances:

(a)                                  By the Employee at any time and for any reason, by giving three (3) months prior written notice to Employer;

(b)                                 By the Employer, at any time, for Cause, in which case the employment and this Agreement shall terminate immediately upon written notice from the Employer to the Employee (subject to the notice and cure requirements set forth in this paragraph).  For purposes of greater certainty, any of the following events shall constitute “Cause” for termination: (i) Employee commits any act of gross negligence, fraud or willful misconduct, causing harm to the Employer; (ii) the conviction of Employee of an offense that adversely affects the Employer; (iii) Employee intentionally obtains any material for personal gain, profit or enrichment at the expense of the Employer or from a transaction in which the Employee has an interest which is adverse to the interest of the Employer, unless Employee shall have obtained the prior written consent of the Board; (iv) Employee abuses non-prescription medication, narcotics, or other controlled or intoxicating substances, and such abuse materially impairs Employee’s ability to perform his normal duties; (v) failure by Employee to perform his duties and responsibilities, including reasonable directives from the Employer or the Board, in good faith to the best of Employee’s ability and failure to cure such non-performance within thirty (30) days after notice of such failure from the Employer to the Employee; or (vi) Employee acts in a manner which is intended to be materially detrimental or damaging to the Employer’s reputation, business operations or relations with its other employees, customers or suppliers;

(c)                                  By the Employer, at any time, by notice in writing of the Employee’s breach or non-observance of any of the terms of this Agreement which breach is not cured by the Employee within thirty (30) days of receipt of such notice;

(d)                                 Upon the death of the Employee, in which case the employment and this Agreement shall terminate on the date of death;

(e)                                  By the Employer due to the Disability of Employee.  For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform the duties, responsibilities and obligations of Employee’s position for six (6) months (in the aggregate) within any consecutive twelve (12) month period by reason of a medically determinable physical or mental impairment, as determined in good faith by Employer; or

(f)                                    By the Employer at any time and for any reason without Cause by delivery of written notice of termination to the Employee.

4.02                                                                           Payments on Termination.  In the event that this Agreement and the employment contemplated hereunder are terminated pursuant to Article 4.01, the Employee shall be entitled to the payments and benefits provided in this Article 4.02

(subject to Articles 4.03 and 4.04 below), and the Employer shall have no further obligation to the Employee under this Agreement except as expressly provided in this Article 4.02.

(a)                                  Upon termination for any reason, the Employee shall receive any accrued and unpaid Base Salary, accrued and unpaid Entitlement for any completed fiscal year, and accrued and unpaid reimbursements (including tax equalization payments, if applicable) pursuant to this Agreement, in each case as of the date of such termination, as well as any earned or accrued benefits to which the Employee may be entitled under any benefit plan maintained by the Employer.

(b)                                 Solely in the event of termination by the Employer without Cause pursuant to Article 4.01(f), and subject to the requirements of Article 4.04, the Employee shall be entitled to the following: (i) continued payments of Base Salary for a period of eighteen (18) months after the date of the notice of termination; (ii) continued full participation in the Employer’s benefit programs (including full reimbursement for all health, dental, and vision expenses, but excluding participation in the Employer’s short or long term disability plans) for a period of eighteen (18) months; (iii) continuation of automobile allowance as well as automobile operating expense reimbursement pursuant to Article 3.04 for a period of eighteen (18) months after the date of termination; and (iv) if Employee is terminated other than on December 31st in any year, a payment equal to the Entitlement Employee would otherwise have received for such year but for the termination (based on the Employer’s achievement of target EBITDA or other applicable target) multiplied by a fraction, the numerator of which is the number of months in the fiscal year for which Employee was employed (including any month in which 11 or more days are worked) and the denominator of which is 12, which shall be paid at such time as the Entitlement would otherwise have been payable under this Agreement.

4.03                                                                           Deductions on Termination.  The Employee authorizes the Employer to deduct from any payment due to the Employee on termination, amounts owed to the Employer by the Employee by reason of purchases, advances, loans, unauthorized expense claims, or other obligations; provided, however, that such deduction shall be permitted only to the extent that Employer determines in good faith that such deduction would not cause a violation of Section 409A (as defined in Article 8.07) and to the extent otherwise permitted by applicable law.

4.04                                                                           Release of Claims.  If any of the events referred to in Article 4.01 occur, this Agreement and the employment of the Employee shall be wholly terminated except in respect of the Employee’s rights under Article 4.02, the Employee’s covenants and obligations pursuant to Articles 4.04, 5 and 6 and the Employer’s rights pursuant to Articles 4.03 and 7, which shall survive such termination and continue in full force and effect.  In order to obtain and as a condition of receiving the severance and other benefits set forth in Article 4.02(b) due upon or as a result of termination (excluding benefits to which the Employee is entitled by law pursuant to COBRA), the Employee must sign within twenty-one (21) days following the date of such termination (or such longer period as required to be provided by law), and must not revoke, a general release of all claims in the form attached hereto as Attachment A in favor of the Employer, its parent, its subsidiaries, affiliates, current and former directors, officers, employees, attorneys and agents, or benefit plans or administrators of any and all claims to maximum extent allowable by law.  Any such severance and other benefits that would otherwise be due and payable to the Employee prior to signing of the release and lapse of the applicable revocation period (other than continued participation in the Employer’s benefit plans pursuant to clause (ii) of Article 4.02(b)) shall be accumulated and paid no later than ten (10) days following the lapse of such revocation period.

4.05                                                                           Reasonableness.  The parties hereto acknowledge and agree that there are no implied rights whatsoever with respect to the termination of this Agreement and the employment contemplated hereunder.

ARTICLE 5 — CONFIDENTIALITY

5.01                                                                           Confidential Information.  The Employee acknowledges that during the course of his employment, the Employee will be exposed to secret and confidential information belonging to the Employer, its affiliates and associates which gives it a commercial advantage over others.  Except as may be required by law, the Employee agrees to not use, directly or indirectly, for his own account or for the account of any person, firm, corporation or other entity or disclose to any person, firm, corporation or other entity, any of the Employer’s or its affiliates’ or its associates’ proprietary information, disclosed or entrusted to him or developed or generated by him in the performance of his duties hereunder, including but not limited to information relating to the Employer’s and/or its affiliates’ and/or its associates’ organizational structure, operations, business plans, technical projects, pricing data, business costs, research data results, inventions, trade secrets, customer lists, customer prices or other work produced or developed by or for the Employer or its affiliates or its associates, whether on the premises of the Employer or elsewhere.

5.02                                                                           Exceptions.  The provisions of Article 5.01 shall not apply to any proprietary, confidential or secret information which is, at the commencement of the term of this Agreement or at some later date, publicly known under circumstances involving no breach of this Agreement or is lawfully and in good faith made available to the Employee without restrictions as to disclosure to a third party.

5.03                                                                           Property and Documents.  The Employee acknowledges, understands and agrees that all memoranda, notes, records, charts, formulae, data, software, source code, object code, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by the Employee during the course of his employment shall be the property of the Employer and shall be delivered by the Employee to the Employer upon request at any time during the course of employment or on termination of employment as hereinbefore provided.  With respect to all confidential information and other documents of the Employer held by the Employee, the Employee acknowledges that he is in a position of trust and subject to a fiduciary duty to use the information only in the interests of the Employer and its business.

5.04                                                                           Inventions and Improvements.  Any and all inventions and improvements which the Employee may conceive or make, during the period of his employment, relating to or in any way appertaining to or connected with any of the matters which have been, are or may become the subject of the Employer’s investigations, or in which the Employer has been, is or may become interested, including, but not limited to, product design, computer software or technology, shall be the sole and exclusive property of the Employer, and the Employee will, whenever requested by the Employer, execute any and all applications, assignments and other instruments which the Employer shall deem necessary in order to apply for and obtain letters of patent or copyrights of the United States or foreign countries for the inventions or improvements, and in order to assign and convey to the Employer all sole and exclusive right, title and interest in and to the inventions or improvements, all expenses in connection with them to be borne by the Employer.

ARTICLE 6 — NON-COMPETITION/NON-SOLICITATION

6.01                                                                           Non-Competition/Non-Solicitation.  The Employee acknowledges that by reason of his employment with the Employer, he will or may develop a close working relationship with the Employer’s suppliers and customers, gain a knowledge of the Employer’s methods of operation and acquire and be exposed to confidential materials and information, all of which would cause irreparable harm and injury to the Employer if made available to a competitor or used for competitive purposes.  Accordingly, the Employee agrees that:

(a)                                  The Employee shall not, for any reason, directly or indirectly, either during the term of this Agreement or for a period of eighteen (18) months following the termination of this Agreement, regardless of how that termination should occur, hire any employees of the Employer or induce or attempt to induce, or solicit or attempt to solicit, any of the employees of the Employer to leave their employment;

(b)                                 The Employee shall not, for any reason, directly or indirectly, without the prior written consent of the Employer, either during the term of this Agreement or for a period of eighteen (18) months following the termination of this Agreement, regardless of how that termination should occur, solicit or otherwise contact any customer which was serviced or solicited by the Employer and with which the Employee had contact during his employment with the Employer, for the purpose of selling any products or services to that customer, or for purposes of soliciting orders for any products or services from that customer or supplier, where such products or services are the same as or substantially similar to or in any way competitive with the products or services sold by the Employer at the time of termination of this Agreement;

(c)                                  The Employee shall not, for any reason, directly or indirectly, without the prior written consent of the Employer, either during the term of this Agreement or for a period of eighteen (18) months following the termination of this Agreement, regardless of how that termination should occur, solicit or otherwise contact any supplier of the Employer with which the Employee had contact on behalf of the Employer for a competing business; and

(d)                                 The Employee shall not, for any reason, directly or indirectly, without the prior written consent of the Employer, either during the term of this Agreement or for a period of eighteen (18) months following the termination of this Agreement, regardless of how that termination should occur, become involved or engaged as an employee, partner, joint venture, principal, consultant, agent, distributor, representative, shareholder (except to the extent of less than 5% ownership interest of the outstanding shares of a publicly held corporation), director, officer, independent contractor, or in any other capacity whatsoever with any person, firm, association, organization, syndicate, company, partnership, proprietorship, corporation or other legal entity, engaged in any activities which are competitive with or similar to the products or services of the Employer, where such activities are carried out, in whole or in part, within the territories in which the Employee served or solicited suppliers or customers during the term of this Agreement to the extent that such territories include suppliers or customers of the Employer at the time of termination of this Agreement.  The Employee further agrees that he will not compete with the Employer in any business which is in any respect competitively similar to any business engaged in by the Employer in the territories in which the Employer serviced or solicited suppliers or customers to the extent that such territory includes suppliers or customers of the Employer at the time of termination of this Agreement.

6.02                                                                           Reasonableness and Severability.  The parties to this Agreement acknowledge and agree that the scope of the covenants contained in Articles 5 and 6 are, in all respects, and particularly in respect of area, time and subject matter no more than what is reasonably required to protect Employer’s legitimate business interests (including but not limited to Employer’s interests in Confidential Information and/or Trade Secrets, Employer’s customer and supplier relationships and Employer’s goodwill).  The parties to this Agreement further agree that if any limitation or provision contained in these covenants is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.

ARTICLE 7 — PARTIES’ RECOURSE

7.01                                                                           Injunctive Relief.  The Employee acknowledges and agrees that in the event of any violation of the covenants provided for in Articles 5 and 6, the Employer shall be entitled as a matter of course to injunctive relief in addition and without prejudice to any other remedy the Employer may have at law.  In the event of breach of the Agreement by the Company, Employee is entitled to recover all applicable damages, including costs, attorney fees, and interest.

ARTICLE 8 — GENERAL

8.01                                                                           Entire Agreement.  This Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof.  The Prior Agreement and any other previous agreements, written or oral, express or implied, between the Employer and the Employee relating to the employment of the Employee by the Employer are terminated and cancelled, and the Employee and the Employer release and forever discharge each other of and from all manners of action, causes of action, claims and demands whatsoever under or in respect of the Prior Agreement or any other such previous agreement.

8.02                                                                           Amendments.  This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by both of the parties hereto.

8.03                                                                           Notice.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested or electronically and shall be effective upon dispatch to the party to whom such notice shall be directed provided notice to the Employer is properly addressed to the CEO and the Executive Vice-President of Human Resources.  Notice to Employee at the last known address provided to the Employer by Employee is adequate.  Either party may, by notice given in accordance with the foregoing, change his or its address for the purposes of this Agreement.

8.04                                                                           Further Assurances.  The parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

8.05                                                                           Waivers.  No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

8.06                                                                           Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, in whole or in part, such illegal or unenforceable provision or part thereof, shall be severable from this Agreement and shall not affect the remaining provisions hereof.

8.07                                                                           Compliance with Section 409A.

(a)                                  The payments and benefits under this Agreement are intended to comply with, or  be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other applicable guidance thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted in accordance with such intent.  Each payment or installment under this Agreement shall be considered a separate payment for purposes of Section 409A.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the following rules shall apply to any portion of any payment or benefit payable under this Agreement as a result of termination of Employee’s employment that is not exempted from Section 409A (“409A Severance Compensation”):

(i)                                     If the termination of Employee’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) from the Employer’s Controlled Group, then 409A Severance Compensation will not commence until a “separation from service” occurs.  For this purpose, the “Employer’s Controlled Group” means (A) Employer, (B) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes Employer and (C) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with Employer.

(ii)                                  If at the time of Employee’s separation from service, Employee is a “specified employee” as defined in Section 409A, as determined in good faith by Employer, then any payments of 409A Severance Compensation that would otherwise be due and payable within the six (6) month period following Employee’s separation from service shall be accumulated and paid on the first business day after the end of such six (6) month period or, if earlier, the date of Employee’s death, and the remaining 409A Severance Compensation shall be paid on the date otherwise provided in this Agreement.

(c)                                  With respect to any reimbursements of any eligible expenses, or any provision of in-kind benefits to Employee, under this Agreement that are not excludable from Employee’s income for federal income tax purposes, such reimbursements or in-kind benefits shall be subject to the following conditions: (i) the reimbursement of an eligible expense shall be made on the date on which it normally would be made pursuant to Employer’s reimbursement policies, but in any event no later than the last day of the calendar year following the year in which the expense was incurred; (ii) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses described in Section 105(b) of the Code; and (iii) the right to any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Any tax gross-up payments will be paid on the date on which they normally would be paid pursuant to this Agreement and Employer’s reimbursement policies, but in any event no later than the last day of the calendar year following the year in which Employee remits the related taxes or, in the case of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such later date as permitted under Treasury Regulations Section 1.409A-3(i)(1)(v).

8.08                                                                           Headings.  The insertion of headings in the division of this Agreement into paragraphs and subparagraphs is for convenience of reference only and shall not affect the interpretation hereof.

8.09                                                                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

8.10                                                                           Governing Law; Arbitration.  This Agreement is governed by the laws of the State of Delaware and applicable federal law without regard to principles of conflicts of law.  Any dispute arising out of the interpretation or application of this Agreement shall be submitted to binding arbitration, except for the available remedies described in Articles 5 and 6 of this Agreement.  The arbitrator’s fees and expenses shall be shared and paid equally by the parties.  The arbitrator shall be selected and shall preside pursuant to the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (or any successor organization).  Any arbitration hearing shall be held at a location in the State of Delaware, the state in which the Employer is organized, unless otherwise required by law or unless otherwise mutually agreed upon by the parties.  The arbitrator shall be bound to apply the laws of the State of Delaware, unless pre-empted by federal law, to resolve any dispute without regard for any conflict of law principles, as Employee acknowledges that the Employer is organized under the laws of the State of Delaware and operates on a national and international scope.  The arbitrator’s award will be final and binding.  A judgment of circuit court or other court of competent jurisdiction may be rendered on the award.

8.11                                                                           No Derogation.  Nothing herein derogates from any rights the Employee may have under applicable law except as set forth in this Article 8.11.  The parties agree that the rights, entitlements, and benefits set out in this Agreement to be paid to the Employee are in full satisfaction of all rights of the Employee under the laws of the State of Delaware and the United States of America, and any rights or entitlements the Employee may otherwise have as a result of the termination of his employment whether against the Employer or any of Employer’s affiliates.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the day and year first written above.

EMPLOYER:

AmeriCold Logistics, LLC

By:	/s/ Kathy L. Dodd
Name:	Kathy L. Dodd
Title:	V.P., Human Resources

EMPLOYEE:

/s/ Timothy Lynn Oglesby
Timothy Lynn Oglesby

ATTACHMENT A

FORM OF RELEASE OF CLAIMS

This agreement (the “Release Agreement”) is entered into between AmeriCold Logistics, LLC (the “Company”) and Timothy Lynn Oglesby.

1.                                       I understand and acknowledge that I have had sufficient time to review this Release Agreement and to decide whether to enter into it.  I also understand that I could have at least twenty-one (21) days to make this decision if I so desired.  I also understand that I have seven (7) days after I sign this Release Agreement to change my mind and revoke in writing the Release Agreement.

2.                                       I acknowledge that the Company has advised me in writing that I should consult an attorney prior to signing this Release Agreement.

3.                                       I understand that by signing this Release Agreement, in addition to releasing any and all claims against the Company, I am specifically releasing any and all rights and claims up to the date of my signature which I have for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), against the Company, its directors, officers, employees and others released in this Release Agreement.

4.                                       I acknowledge that, following my execution of this Release Agreement if I do not revoke it, the Company will pay me the amounts described in Article 4.02(b) of the Amended and Restated Employment Agreement between me and the Company effective as of                       , 2010 (the “Employment Agreement”), subject to the terms and conditions of the Employment Agreement.  These payments (excluding any benefits to which I am entitled by law pursuant to COBRA) are in consideration of the execution of this Release Agreement and the performance of the terms and conditions contained herein.  I acknowledge that I have no entitlement to such payments (excluding any benefits to which I am entitled by law pursuant to COBRA) except as compensation for the performance of the terms and conditions set forth herein.  I acknowledge that I am entitled to no salary, wages, commissions, options, benefits, insurance or other compensation from the Company, or its parent or subsidiary corporations, except as specifically set forth herein and in Article 4.02 of the Employment Agreement.

5.                                       Scope of Release.

a.               Release. To the broadest extent permitted by law, I hereby release and discharge the Company and its parent, affiliates, and subsidiary corporations, officers, servants, employees, attorneys, insurers, successors and assigns from any and all claims, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist (including, to the extent permitted by law, claims and causes of action which I do not know of or suspect exist in my favor), including but not limited to: (a) all claims

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arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, payments under any retirement plan or other compensation plan or arrangement maintained by the Company, fringe benefits, stock, stock options or any other ownership interest in the Company; (c) all claims for breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing, and any other common law cause of action arising in contract; (d) all tort claims, including claims for fraud, defamation, emotional distress, discharge in violation of public policy, and any other common law tort; and (e) all federal, state and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the ADEA, the federal Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Older Workers Benefit Protection Act (as amended) (“OWBPA”), and the Family and Medical Leave Act.

b.              ADEA Waiver.  I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that I have been given twenty-one (21) days from the date of this Release Agreement in which to consider entering into the waiver of the ADEA claims, if any.  If I decide to sign before the expiration of twenty-one (21) days, I acknowledge that I am doing so knowingly and voluntarily.  In addition, I acknowledge that with this Release Agreement I have been informed that I may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release Agreement.  I understand that, to be effective, my revocation must be in writing, signed, dated and delivered to Human Resources at the Company no later than seven (7) days from the date on which I sign this Release Agreement.  If the seventh (7th) day falls on a weekend or holiday, I understand my revocation must be delivered the next business day.  Finally, I understand that this Release Agreement will be effective as of the date following the rescission period, unless I exercise my right to rescind during the rescission period.

c.               Excluded Claims.  Notwithstanding the above, with this Release Agreement, the Company acknowledges that I do not release any of the following rights or claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, pursuant to the charter, bylaws or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; and (c) any claims arising from the breach of this Release Agreement.  In addition, the Company further acknowledges that nothing in this Release Agreement prevents me from filing, cooperating with or participating in any

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proceeding before the Equal Employment Opportunity Commission, the Department of Labor or the state equivalent thereto, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

6.                                       By executing this Release Agreement, I acknowledge that I have read the document and have had the opportunity to receive independent legal advice with respect to executing this Release Agreement and that I expressly waive the rights and benefits I otherwise might have under Delaware statute or common law doctrine.  In other words, there may be additional facts or claims which I do not know about on the date I sign this Release Agreement.  By signing this Release Agreement, I understand and agree that I am giving up my right to bring any known or unknown claim against the Company.

7.                                       I acknowledge that the purpose of this Release Agreement is to resolve all potential disputes between me and the Company.  To the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in this Release Agreement shall be an offset against any such unreleased claim, if any, provided, however, that such offset shall be permitted only to the extent that the Company determines in good faith that such offset would not cause a violation of Section 409A of the Internal Revenue Code of 1986, as amended, and to the extent otherwise permitted by applicable law.

8.                                       I understand that neither this Release Agreement nor anything in it shall be considered as any admission by the Company of any preexisting obligation or improper conduct whatsoever.  I understand that the Company denies any such obligations or improper conduct.

9.                                       I have read this Release Agreement and understand its contents.  I am signing this Release Agreement voluntarily.

10.                                 I acknowledge that the making, execution and delivery of this Release Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein.  I understand it supersedes all prior discussion and agreements between me and the Company, whether oral or in writing.

Dated:
Timothy Lynn Oglesby

Dated:	AmeriCold Logistics, LLC

By:
Name:
Title:

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